Exhibit 5.1

Reed Smith LLP

101 Second Street

Suite 1800

San Francisco, CA 94105-3659

Tel +1 415 543 8700

Fax +1 415 391 8269

reedsmith.com

January 22, 2020

Jaguar Health, Inc.

201 Mission Street, Suite 2375

San Francisco, California 94105

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by Jaguar Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of a total of 3,750,000 shares of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 2,500,000 shares of Common Stock (the “Shares”) and (ii) 1,250,000 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of warrants (the “Warrants”). We are acting as counsel for the Company in connection with the registration of the Shares and the Warrant Shares by the Company.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been validly issued, fully paid and are nonassessable and (ii) the Warrant Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP

ABU DHABI • ATHENS • AUSTIN • BEIJING • CENTURY CITY • CHICAGO • DUBAI • FRANKFURT • HONG KONG • HOUSTON • KAZAKHSTAN • LONDON • LOS ANGELES • MIAMI • MUNICH
NEW YORK • PARIS • PHILADELPHIA • PITTSBURGH • PRINCETON • RICHMOND • SAN FRANCISCO • SHANGHAI • SILICON VALLEY • SINGAPORE • TYSONS • WASHINGTON, D.C. • WILMINGTON